Exhibit 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Richard G. Smith	Leslie Loyet
Chief Financial Officer	Analyst Inquiries
Ph: (773) 380-6587	(312) 640-6672
FOR IMMEDIATE RELEASE
FRIDAY, FEBRUARY 29, 2008
DEERFIELD CAPITAL CORP. ANNOUNCES
FOURTH QUARTER AND YEAR END 2007 RESULTS AND PROVIDES UPDATE
ON 2008 FIRST QUARTER PORTFOLIO ACTIONS
Sells non-agency RMBS and other select securities
Focuses strategy on agency-only RMBS and fee-based investment management activities
CHICAGO, February 29, 2008 — Deerfield Capital Corp. (NYSE: DFR) today announced the results of operations for its fourth quarter and year ended December 31, 2007. In light of continuing deterioration of global credit markets, the company also said today that during the 2008 first quarter, it sold substantially all of its non-agency residential mortgage-backed securities (RMBS) and other select securities and that, going forward, it will adopt an agency-only RMBS investment portfolio strategy and shift its alternative credit strategies toward fee-based investment management activities.
FOURTH QUARTER 2007 SUMMARY
•	Net loss totaled $110.0 million, or $2.14 per diluted common share, compared with net income of $14.7 million, or $0.28 per diluted common share in the prior year quarter.

•	The 2007 fourth quarter loss was primarily due to other-than-temporary impairment charges on securities recognized in the quarter totaling $93.1 million.

•	Estimated REIT taxable income, a non-GAAP financial measure, was $19.2 million, or $0.37 per diluted common share, compared to $23.4 million, or $0.45 per share in the fourth quarter of 2006.

•	Dividend distribution of $0.42 per share was flat compared to the prior year quarter and third quarter of 2007.

FISCAL YEAR 2007 SUMMARY
•	Net loss totaled $96.2 million, or $1.87 per diluted common share, compared with net income of $71.6 million, or $1.39 per share in 2006.

•	The 2007 fiscal year loss was primarily due to other-than-temporary impairment charges on securities recognized in 2007 totaling $109.6 million.

•	Estimated REIT taxable income, a non-GAAP financial measure, was $88.4 million, or $1.71 per diluted common share, compared with $86.4 million, or $1.67 per share in 2006.

•	2007 dividend distributions totaled $1.68 per share, up 7.7% from 2006.

•	Book value per share was $9.07 at December 31, 2007 (or $9.49 adjusted book value per share after adding back the fourth quarter dividend of $0.42 per share, which was declared before the end of the quarter for tax purposes), down from $10.64 at the end of the third quarter.

•	Book value per share was $8.77 at December 31, 2007 assuming conversion of the Series A cumulative convertible preferred stock into 14,999,992 shares of common stock and including the preferred stock carrying amount of $116.2 million in stockholders’ equity.
FIRST QUARTER 2008 PORTFOLIO CHANGES
•	As a result of the weakening credit markets, and in order to generate liquidity and reduce volatility, from the end of 2007 through February 15, 2008, agency residential mortgage-backed securities (RMBS) of approximately $2.8 billion were sold at a realized gain of approximately $36.2 million; AAA-rated non-agency RMBS of approximately $1.3 billion were sold at a realized loss of approximately $152.1 million; and the net notional amount of interest rate swaps used to hedge the RMBS portfolio was reduced to approximately $2.5 billion from approximately $6.7 billion as of year end, with net losses in the swap portfolio of approximately $117.1 million.

•	Going forward, the company has adopted an agency-only RMBS investment portfolio strategy and decided to orient its corporate debt strategies toward the fee-based investment management business.
Commenting on recent developments, Jonathan Trutter, chief executive officer, said, “Our results reflect the continuation of very difficult market conditions for financial companies, particularly those such as DFR that rely on leverage to generate returns. Reflecting our portfolio restructuring in early 2008, our exposure to non-agency RMBS of approximately $107.8 million is now substantially less, and recent actions to increase our liquidity position have better positioned us to meet future market challenges.”

Trutter added, “Going forward, we intend to focus our non-RMBS growth strategies on our newly-acquired investment management business, Deerfield & Co. We expect to launch new products that will diversify our revenue streams while focusing on our core competencies of credit analysis, relative value trading and sourcing of investment opportunities. We believe that the growth of fee based income through the management of credit and structured investment products will provide the most attractive risk-adjusted return on capital.”
Results of Operations
In December 2007, we acquired our external manager, Deerfield & Co. (DCM), a leading fixed income asset manager with a diversified revenue and fee income stream. Going forward we will refer to our agency RMBS and corporate debt business as the Principal Investing segment, and the newly acquired asset manager as our Investment Management segment.
The net loss for the quarter ended December 31, 2007 totaled $110.0 million, or $2.14 per diluted common share, compared with net income of $14.7 million, or $0.28 per share, for the fourth quarter of 2006. The decrease reflected unrealized losses on impairment of available-for-sale (AFS) securities, net losses in the interest rate swap trading portfolio, and lower valuations in the loans held-for-sale portfolio. Providing a partial offset were better results in the trading securities portfolio and a gain on sale of Pinetree CDO Ltd. (Pinetree).
Net interest income was $21.7 million, down by $1.2 million, or 5.4% from the prior year quarter. The decrease was largely driven by lower balances in the RMBS portfolio.
Expenses of $6.9 million increased 14.7%, over the prior year quarter. The increase was primarily due to higher professional services expenses reflecting an increased level of business activity.
Other income and gain (loss) was a net loss of $123.7 million in the quarter, compared with a net loss of $0.6 million in the prior year quarter.
The loss primarily reflected the following:
•	Other-than-temporary impairment charges on $1.2 billion of AAA-rated non-agency RMBS AFS securities, $2.2 billion of agency RMBS AFS securities and $26.7 million of Pinetree asset-backed securities (ABS) totaling $63.6 million, $14.9 million and $14.6 million, respectively, were recognized during the fourth quarter.

•	Wider credit spreads drove a net unrealized loss of $4.4 million on corporate bank loans held for sale in the Market Square CLO.

•	The undesignated pay fixed interest rate swap portfolio, which is used as an economic hedge of the RMBS book, generated losses totaling $37.0 million due to falling swap rates during the quarter.

•	Lower LIBOR rates resulted in losses in sold interest rate floors totaling $4.2 million.

•	Realized and unrealized losses totaling $3.1 million were recognized on junior participation interests in commercial mortgages in the process of liquidation.

The following net gains provided a favorable offset :
•	Agency and AAA-rated non-agency RMBS AFS securities totaling $1.2 billion and $239 million were sold at a net gain of $2.0 million and net loss of $0.5 million, respectively, to reduce leverage and boost liquidity.

•	Lower overall interest rates resulted in a net gain of $12.9 million in the trading securities portfolio.

•	The company’s equity investment in Pinetree was sold at a gain of $4.3 million. Although the cash consideration for this transaction was nominal, financial statement recognition of impairment losses in excess of our equity at risk resulted in a gain upon sale.
Estimated REIT taxable income, a non-GAAP financial measure, for the quarter ended December 31, 2007, totaled $19.2 million, or $0.37 per diluted common share. A reconciliation of GAAP net income to estimated REIT taxable income is attached.
Principal Investing Segment
Investment Portfolio
The following table summarizes the carrying value of our invested assets and the respective balance sheet classifications as of December 31, 2007 (in thousands):

	Carrying Value
	Available-	Trading	Loans		Total	Total
	for-Sale	and Other	Held for		Dec 31,	Dec 31,
Description	Securities	Securities	Sale	Loans (5)	2007	2006

RMBS
Agency	$3,611,254	$1,073,885	$—	$—	$4,685,139
Non-agency	1,271,419	370,620	—	—	1,642,039

	4,882,673	1,444,505	—	—	6,327,178	$7,691,428

Assets held in DFR Middle Market CLO	—	—	—	291,189	291,189	—
Corporate leveraged loans (1)	—	—	—	146,796	146,796	411,976
Commercial mortgage-backed assets (2)	3,825	—	3,095	28,375	35,295	36,505
Equity securities	—	5,472	—	—	5,472	6,382

Total structured & syndicated assets	3,825	5,472	3,095	466,360	478,752	454,863

Assets held in Market Square CLO (3)	3,803	—	261,680	—	265,483	278,197
Asset-backed securities in Pinetree CDO (4)	—	—		—	—	297,420
High yield corporate bonds	—	—	—	—	—	10,445
Other investments	7,671	—	2,560	—	10,231	24,242

Total corporate debt investments	15,299	5,472	267,335	466,360	754,466	1,065,167

Total invested assets — December 31, 2007	$4,897,972	$1,449,977	$267,335	$466,360	$7,081,644	$8,756,595

Total invested assets — December 31, 2006	$7,941,091	$100,401	$282,768	$432,335	$8,756,595

(1)	Excludes credit default and total return swaps at December 31, 2007 with a net negative fair value of approximately $1.4 million and a gross notional value of $62.5 million.

(2)	Includes $3.1 million of participating interests in commercial mortgage loans.

(3)	Includes $3.8 million of high yield corporate bonds.

(4)	Includes non agency-backed RMBS, CMBS and other ABS.

(5)	$5.3 million of allowance for loan losses at December 31, 2007 has not been deducted from loan amounts.

Total invested assets were down $1.7 billion, or 19.1% to $7.1 billion as of December 31, 2007 compared to the end of 2006. The decrease was primarily attributable to the sale of certain investments to generate liquidity as credit markets continued to weaken, increasing our repurchase agreement margin requirements. Lower invested assets also reflect the sale of Pinetree during the quarter.
Mortgage Securities Portfolio
During the fourth quarter of 2007, the RMBS portfolio decreased by 14.4% to $6.3 billion from $7.4 billion as of September 30, 2007. At December 31, 2007, after recognizing $78.5 million of other-than-temporary impairment, the aggregate fair value of AFS RMBS exceeded its aggregate amortized cost by $14.9 million. Unrecognized net losses on interest rate swaps designated as a hedge at quarter-end totaled $97.2 million. The net portfolio duration, which is the difference between the duration of the RMBS and that of the repurchase agreements funding these investments, adjusted for the effects of the company’s swap portfolio, was approximately 0.02 years at December 31, 2007, compared to 0.19 years at the end of last quarter. Net return on average investment in the RMBS portfolio decreased to 70 basis points compared to 83 basis points in the third quarter 2007.
The RMBS holdings consisted primarily of hybrid adjustable rate and fixed rate bonds as of December 31, 2007, as follows:

			Weighted Average
	Par and						Constant
	Notional	Estimated		Months to	Yield to	Contractual	Prepayment	Modified
Security Description (1)	Amount	Fair Value	Coupon	Reset (2)	Maturity	Maturity	Rate (3)	Duration (4)
	(In thousands)
Hybrid Adjustable Rate RMBS:
Rate reset in 1 year or less	$239,749	$244,417	5.84%	6	5.08%	05/10/35	26.1	0.8
Rate reset in 1 to 3 years	2,525,350	2,515,389	4.97%	27	5.44%	05/10/35	17.6	2.0
Rate reset in 3 to 5 years	1,581,343	1,596,829	5.84%	47	5.57%	09/06/36	17.9	1.8
Rate reset in 5 to 7 years	207,698	210,834	6.07%	68	5.61%	11/09/36	19.4	1.7
Rate reset in 7 to 10 years	464,780	465,382	5.36%	96	5.40%	12/21/35	10.5	3.4

Fixed Rate RMBS
15 year	118,597	116,229	5.50%	n/a	5.97%	11/26/20	8.0	3.8
30 year	1,209,014	1,177,677	5.90%	n/a	6.24%	06/21/36	14.0	4.4

Other:
Interest-only (I/O) strips (5)	92,298	421	n/m	n/a	n/m	05/18/35	10.7	33.7

Total RMBS — Dec 31, 2007 (6)	$6,438,829	$6,327,178

				n/m — not meaningful

RMBS — September 30, 2007 (7)	$8,571,262	$7,390,574		n/a — not applicable

(1)	Includes securities classified as both available-for-sale and trading.

(2)	Represents number of months before conversion to floating rate.

(3)	Constant prepayment rate refers to the expected average annualized percentage rate of principal prepayments over the remaining life of the security. The values represented in this table are estimates only and the results of a third party financial model.

(4)	Modified duration represents the approximate percentage change in market value per 100 basis point change in interest rates.

(5)	Interest-only strips represent solely the interest portion of a security. Therefore the notional amount reflected should not be used as a comparison to fair value.

(6)	Total RMBS consisted of agency issued and AAA-rated RMBS of $4.7 billion and $1.6 billion, respectively, as of December 31, 2007.

(7)	Total RMBS consisted of agency issued and AAA-rated RMBS of $5.6 billion and $1.8 billion, respectively, as of September 30, 2007.
Fixed rate securities totaled 20.4% of the RMBS portfolio as of December 31, 2007. The company has hedged a substantial portion of the borrowing costs associated with the repurchase agreements funding the RMBS portfolio using interest rate swaps, some of which are accounted for as cash flow hedges under GAAP.

Widening credit spreads and uneven liquidity in non-agency RMBS securities depressed prices in this market segment resulting in periodic agency and AAA-rated non-agency RMBS sales during the quarter to maintain adequate liquidity.
Corporate Debt Portfolio
Complementing the mortgage securities segment of the portfolio are corporate debt investments that represent attractive yield and diversification opportunities. During the fourth quarter of 2007, the structured and syndicated assets portion of this portfolio, primarily the corporate leveraged loan book, decreased by 2.6% to $478.8 million from $491.6 million at September 30, 2007. The fourth quarter net return on average net investment in DFR Middle Market CLO Ltd. and in other corporate debt was 34.0% and 13.6%, compared to net returns of 25.5% and 21.8%, respectively in the third quarter of 2007. A net provision for loan loss of $1.5 million was recognized in the quarter as business prospects for a service company linked to the housing industry weakened considerably requiring a provision for loss, while conditions for an industrial component manufacturer were much improved allowing a reversal of a previous loss provision. Also during the fourth quarter, we received proceeds of $17.4 million from sales and repayments from an investment in a transportation industry related company resulting in $1.2 million of realized gains.
Investment Management Segment
The investment management group specializes in credit and structured investment products, with teams dedicated to bank loans, corporate debt securities, asset-backed securities, government arbitrage, real estate finance and leveraged finance.
As of January 1, 2008, assets under management (AUM) totaled approximately $14.5 billion held in thirty CDOs and a structured loan fund, two private investment funds and six separately managed accounts. The following table summarizes the AUM for each product category as of January 1, 2008:

	Number of	January 1,
	Investment	2008
Assets Under Management	Vehicles	(In thousands)

CDOs (1)
Bank loans (2)	16	$5,844,241
Investment grade credit	2	668,527
Asset backed securities	13	6,868,959

Total CDOs	31	13,381,727

Investment Funds (3)
Fixed income arbitrage	2	674,647

Total Investment Funds	2	674,647

Separately Managed Accounts	6	435,577

Total Assets Under Management (4)		$14,491,951

(1)	CDO AUM numbers generally reflect the aggregate principal and notional balance of the collateral held by the CDOs and, in some cases, the cash balance held by the CDOs and are as of the date of the last trustee report received for each CDO prior to January 1, 2008.

(2)	The AUM for our two Euro-denominated collateralized loan obligations, or CLOs, have been converted into U.S. dollars using the spot rate of exchange on January 1, 2008.

(3)	Investment Funds include new contributions of $59.8 million received January 1, 2008.

(4)	Included in the total AUM are $294.6 million and $300.0 million related to Market Square CLO and DFR MM CLO respectively.

Liquidity
The most significant use of leverage in DFR is the repurchase agreement (repo) financing of our agency and AAA-rated non-agency RMBS portfolio. DFR manages short-term liquidity requirements by maintaining a portfolio of unencumbered RMBS and overnight investments. Unencumbered RMBS are available to meet margin calls on existing repo agreements and to pledge against new repo borrowings. The repo borrowings are primarily overnight to thirty-day contracts that generally roll over and reprice at maturity. Unencumbered RMBS and unrestricted cash and cash equivalents as of December 31, 2007 totaled $121.0 million compared to $175.1 million as of the end of the third quarter.
Longer term funding is in the form of trust preferred securities and CDO borrowings. Borrowings under our warehouse funding agreement totaled $73.4 million as of December 31, 2007.
While we continue to focus on maintaining adequate liquidity, conditions in the AAA-rated non-agency RMBS market deteriorated significantly in late January and early February resulting in the acceleration of our plan to divest of all non-agency RMBS. Please refer to the First Quarter 2008 Portfolio Changes section in this release for more information regarding these actions. Our alternative strategies continue to rely primarily on term funding structures which we expect will reduce our exposure to further credit market disruptions.
Dividend
As previously announced, a quarterly distribution of $0.42 per share of common stock was declared for the fourth quarter of 2007, to shareholders of record as of December 28, 2007, payable on January 29, 2008. The following table summarizes our dividends declared to-date in 2007 and 2006.

Declaration	Record	Payment	Dividend
Date	Date	Date	Per Share
04/23/07	05/07/07	05/30/07	$0.42
07/24/07	08/07/07	08/28/07	0.42
10/23/07	11/06/07	11/27/07	0.42
12/18/07	12/28/07	01/29/07	0.42

		Total — 2007	$1.68

04/24/06	05/04/06	05/26/06	$0.36
07/25/06	08/04/06	08/28/06	0.38
10/24/06	11/07/06	11/27/06	0.40
12/19/06	12/29/06	01/30/07	0.42

		Total — 2006	$1.56

Book Value
Book value per share at December 31, 2007, was $9.07 compared to $10.64 at September 30, 2007. Unlike the first three quarters of 2007, the fourth quarter dividend was declared before quarter-end to avoid a non-deductible excise tax on undistributed taxable income, which is computed on a calendar year basis. Book value per share at December 31, 2007 computed on a pro-forma basis (by adding back $0.42), excluding the reduction of book value from the out-of-cycle fourth quarter dividend was $9.49.
Pro-forma book value per share of $9.49 is comparable to the economic book value per share reported at September 30, 2007 of $11.84, which has been adjusted for the previously reported reduction in book value in excess of our economic exposure in Pinetree, which has now been sold.
The decrease in reported book value per share was primarily attributable to lower retained earnings due to dividends paid in excess of book net income, and lower net value (securities and interest rate swaps) of the RMBS AFS portfolio and associated interest rate swaps due to wider mortgage spreads and lower swap rates. Providing a partial offset was the absence of the uneconomic charge to book value from Pinetree.
First Quarter 2008 Portfolio Changes
     Subsequent to December 31, 2007, we were adversely impacted by the continuing deterioration of global credit markets. The most pronounced impact was on our AAA-rated non-Agency RMBS portfolio. This portfolio experienced an unprecedented decrease in valuation during the first two months of 2008 fueled by the ongoing liquidity decline in credit markets. This negative environment had several impacts on our ability to successfully finance and hedge these assets. First, as valuations on these AAA-rated non-Agency RMBS assets declined, we sold a significant portion of our AAA-rated non-Agency RMBS and Agency RMBS to improve our liquidity.
     Second, repurchase agreement counterparties in some cases ceased financing non-Agency collateral (including non-subprime collateral such as ours) and, in other cases, significantly increased the equity, or “haircut” required to finance such collateral. The average haircut on AAA-rated non-Agency RMBS positions increased from approximately 4.9% in mid-2007 to approximately 8.8% at the end of January 2008. The more limited number of available counterparties further restricted our ability to obtain financing on favorable terms.
     Finally, we have a longstanding practice of hedging a substantial portion of the interest rate risk in financing the RMBS portfolio. This hedging is generally accomplished using interest rate swaps under which we agree to pay a fixed interest rate in return for receiving a floating rate. As the credit environment worsened in early 2008, creating a flight to US Treasury securities and prompting further Federal Reserve rate cuts, interest rates decreased sharply. This, in turn, required us to post additional collateral to support declines in the interest rate swap portfolio. While Agency-issued RMBS demonstrated offsetting gains providing releases of certain margin, AAA-rated non-Agency RMBS experienced significant price declines which coupled with losses on our interest rate swap portfolio exacerbated the strain on our liquidity.

     The combined impact of these developments resulted in the acceleration of our strategy to decrease investment in AAA-rated non-Agency RMBS and to seek to liquidate other assets to significantly reduce leverage in our balance sheet in an effort to support liquidity needs. Specifically, the following actions were taken between January 1, 2008 and February 15, 2008 to maintain what we believe is an appropriate level of liquidity.
•	Agency RMBS of approximately $2.8 billion were sold at a realized gain of approximately $36.2 million.

•	AAA-rated non-Agency RMBS of approximately $1.3 billion were sold at a realized loss of approximately $152.1 million.

•	The net notional amount of interest rate swaps used to hedge the RMBS portfolio was reduced by approximately $4.2 billion as of February 15, 2008. Net losses in this portfolio since December 31, 2007 totaled approximately $117.1 million.
     After taking into account the above actions, the various consolidated balance sheet categories as of February 15, 2008 totaled approximately as follows:
•	Agency RMBS — $2.3 billion.

•	AAA-rated non-Agency RMBS — $107.8 million.

•	Repurchase agreements — $2.3 billion.

•	Net notional amount of interest rate swaps used to hedge the RMBS portfolio — $2.5 billion.
     In response to credit and liquidity events in 2007 and early 2008, we plan to focus our RMBS portfolio on Agency RMBS because we believe that they will require lower levels of margin to finance versus AAA-rated non-Agency RMBS and are a more appropriate investment for our leveraged RMBS portfolio. We expect to continue to hedge the duration of these investments to reduce our exposure to changes in long-term fixed interest rates. In addition, we have refocused our corporate debt strategies away from the Principal Investing segment, which primarily focuses on earning spread income, and toward the Investment Management segment and its fee-based revenue streams. We believe this strategy should reduce our exposure to funding risks and aid us in stabilizing our liquidity while reducing volatility in the value of our investments as compared to holding AAA-rated non-Agency RMBS.
     In connection with REIT requirements, we have historically made regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common stock. As discussed, we recently sold the vast majority of our AAA-rated non-Agency RMBS portfolio and significantly reduced our Agency RMBS holdings at a significant net loss. We therefore expect our future distributions in 2008 and perhaps thereafter, to be less than amounts paid in prior years.

Conference Call
The company will host its quarterly earnings conference call for investors and other interested parties on Monday, March 3, 2008, at 11:00 a.m. Eastern Time. The conference call will be accessible by telephone and through the Internet. Interested individuals are invited to access the call by dialing 800-360-9865. To participate on the webcast, log on to the company’s website at www.deerfieldcapital.com 15 minutes before the call to download the necessary software.
In addition, a taped rebroadcast will be available beginning one hour following the completion of the call, and will continue through March 10. To access the rebroadcast, dial 888-203-1112 and request reservation number 9263754. A replay of the call will also be available on the Internet at www.deerfieldcapital.com for 30 days.
About the Company
Deerfield Capital Corp. is a real estate investment trust (REIT) with an approximately $7 billion investment portfolio as of January 1, 2008. Our portfolio is comprised primarily of fixed income investments, including residential mortgage-backed securities (RMBS) and corporate debt. In addition, through our subsidiary Deerfield Capital Management LLC (DCM), we managed approximately $14.5 billion of client assets (approximately $600 million of which is included in our investment portfolio), including government securities, corporate debt, RMBS and asset-backed securities (ABS) as of January 1, 2008. We have elected to be taxed as a REIT for federal income tax purposes, and intend to continue to operate so as to qualify as a REIT. Our objective is to provide attractive returns to our investors through a combination of dividends and capital appreciation.
We had been externally managed by DCM since the commencement of our business in December 2004. On December 21, 2007, we completed our merger with Deerfield & Company LLC, the parent of DCM and Deerfield Capital Management (Europe) Limited, at which time each of these entities became our indirect, wholly-owned subsidiaries and we became internally managed. DCM is a Chicago-based, SEC-registered investment adviser dedicated to serving the needs of investors by providing a variety of investment opportunities including investment funds, structured vehicles and separately managed accounts. The Deerfield organization commenced investment management operations in 1993. As of December 31, 2007, DCM had approximately 130 employees, including investment professionals specializing in government securities, corporate debt, RMBS, commercial real estate and ABS.
For more information, please go to the company website, at www.deerfieldcapital.com
* * Notes and Tables to Follow * *

NOTES TO PRESS RELEASE
     Certain statements in this press release and the information incorporated by reference herein are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. These include statements as to such things as future capital expenditures, growth, business strategy and the benefits of the merger of Deerfield Capital Corp. (DFR) with Deerfield (the “Merger”), including future financial and operating results, cost savings, enhanced revenues and the accretion/dilution to reported earnings that may be realized from the Merger as well as other statements of expectations regarding the effect of the Merger and any other statements regarding future results or expectations. Forward-looking statements can be identified by forward looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “projects,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on predictions as to future facts and conditions the accurate prediction of which may be difficult and involve the assessment of events beyond DFR’s control. The forward-looking statements are further based on various operating assumptions. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from expectations or projections. DFR does not undertake any obligation to update any forward-looking statement, whether written or oral, relating to matters discussed in this press release, except as may be required by applicable securities laws.
The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
Relating to our business generally:
•	effects of the current dislocation in the subprime mortgage sector and the weakness in the mortgage market and credit markets generally;

•	rapid changes in market value of residential mortgage-backed securities, or RMBS, and other assets, making it difficult for us to maintain our real estate investment trust, or REIT, qualification or Investment Company Act of 1940, as amended, or 1940 Act, exemption;

•	failure to comply with covenants contained in the agreements governing our indebtedness;

•	limitations and restrictions contained in instruments and agreements governing indebtedness and preferred stock, including our Series A Cumulative Convertible Preferred Stock, or our Series A Preferred Stock;

•	ability to maintain adequate liquidity, including ability to raise additional capital and secure additional financing;

•	changes in the general economy or debt markets in which we invest;

•	increases in borrowing costs relative to interest received on assets;

•	the costs and effects of the current Securities and Exchange Commission, or SEC, investigation into certain mortgage securities trading procedures in connection with which the SEC has requested information from DFR and DCM regarding certain mortgage securities trades of ours;

•	changes in investment strategy;

•	ability to continue to issue collateralized debt obligation, or CDO, vehicles, which can provide us with attractive financing for debt securities investments;

•	effects of CDO financings on cash flows;

•	loss of key personnel, most of whom are not bound by employment agreements;

•	adverse changes in accounting principles, tax law, or legal/regulatory requirements;

•	changes in REIT qualification requirements, making it difficult for us to conduct our investment strategy, and failure to maintain our qualification as a REIT;

•	failure to comply with applicable laws and regulations;

•	liability resulting from actual or potential future litigation;

•	the costs, uncertainties and other effects of legal and administrative proceedings;

•	the impact of competition; and

•	actions of domestic and foreign governments and the effect of war or terrorist activity.
Relating to the DFR investment portfolio:
•	impact of DFR’s changes in its strategy surrounding the composition of its investment portfolio;

•	widening of mortgage spreads relative to swaps or treasuries leading to a decrease in the value of DFR’s mortgage portfolio resulting in higher counterparty margin calls and decreased liquidity;

•	effects of leverage and indebtedness on portfolio performance;

•	effects of defaults or terminations under repurchase transactions and long-term debt obligations;

•	higher or lower than expected prepayment rates on the mortgages underlying DFR’s RMBS holdings;

•	illiquid nature of certain of the assets in the investment portfolio;

•	increased rates of default on DFR’s investment portfolio (which risk rises as the portfolio seasons), and decreased recovery rates on defaulted loans;

•	DFR’s inability to obtain favorable interest rates, margin or other terms on the financing that is needed to leverage DFR’s RMBS and other positions;

•	flattening or inversion of the yield curve (short term interest rates increasing at a greater rate than longer term rates), reducing DFR’s net interest income on its financed mortgage securities positions;

•	DFR’s inability to adequately hedge its holdings sensitive to changes in interest rates;

•	narrowing of credit spreads, thus decreasing DFR’s net interest income on future credit investments (such as bank loans);

•	concentration of investment portfolio in adjustable-rate RMBS;

•	effects of investing in equity and mezzanine securities of CDOs; and

•	effects of investing in the debt of middle market companies.
Relating to the business of Deerfield and DCM:
•	significant reductions in DCM’s client assets under management, or AUM (which would reduce DCM’s advisory fee revenue), due to such factors as weak investment performance, substantial illiquidity or price volatility in the fixed income instruments DCM trades, loss of key portfolio management or other personnel (or lack of availability of additional key personnel if needed for expansion), reduced investor demand for the types of investment products DCM offers or loss of investor confidence due to weak investment performance, volatility of returns and adverse publicity;

•	significant reductions in DCM’s client AUM resulting from redemption of investment fund investments by investors therein or withdrawal of money from separately managed accounts;

•	significant reductions in DCM’s fee revenues and/or AUM resulting from the failure to satisfy certain structural protections and/or the triggering of events of default contained in the indentures governing the CDOs;

•	non-renewal or early termination of investment management agreements or removal of DCM as investment manager pursuant to the terms of such investment management agreements;

•	pricing pressure on the advisory fees that DCM can charge for its investment advisory services;

•	difficulty in increasing AUM, or efficiently managing existing assets, due to market-related constraints on trading capacity, inability to hire the necessary additional personnel or lack of potentially profitable trading opportunities;

•	the reduction in DCM’s CDO management fees or AUM resulting from payment defaults by issuers of the underlying collateral, downgrades of the underling collateral or depressed market values of the underlying collateral, all of which may contribute to the triggering of certain structural protections built into CDOs;

•	changes in CDO asset and liability spreads making it difficult or impossible for DCM to launch new CDOs;

•	DCM’s dependence on third party distribution channels to market its CDOs;

•	liability relating to DCM’s failure to comply with investment guidelines set by its clients or the provisions of the management and other agreements to which it is a party; and

•	changes in laws, regulations or government policies affecting DCM’s business, including investment management regulations and accounting standards.
Relating to the Merger:
•	DFR’s ability to integrate the businesses of DFR and DCM successfully and the amount of time and expense to be spent and incurred in connection with the integration;

•	the ability to realize the economic benefits that DFR anticipates as a result of the Merger;

•	failure to uncover all risks and liabilities associated with acquiring DCM;

•	federal income tax liability as a result of owning Deerfield and DCM through taxable REIT subsidiaries, or TRSs, and the effect of DFR’s acquisition of Deerfield on DFR’s ability to continue to qualify as a REIT;

•	the impact of owning Deerfield on DFR’s ability to rely on an exemption from registration under the 1940 Act;

•	the limitations or restrictions imposed on DCM’s investment management services as a result of DFR’s ownership of DCM;

•	the impact of approximately $74 million of two series of senior secured notes issued as partial consideration for the Merger and DFR’s guarantee of those notes, including the impact of DFR’s guarantee of those notes on DFR’s liquidity, ability to raise additional capital and financial condition;

•	the impact of 14,999,992 shares of Series A Preferred Stock issued in connection with the Merger, including the restrictive covenants set forth therein, and its conversion into common stock if approved by DFR’s stockholders, which may include dilution of the ownership of DFR’s common stock, reducing its market price; and

•	the impact of the failure to convert the Series A Preferred Stock, which includes our continued obligation to make preferential dividends of at least approximately $7.5 million per year; a minimum redemption payment obligation of approximately $150.0 million upon the earlier of a change in control or December 20, 2014; and an inability to issue capital stock on parity with, or senior to, the Series A Preferred Stock without consent of holders of at least 80% of the outstanding shares of Series A Preferred Stock.
     These and other factors that could cause DFR’s actual results to differ materially from those described in the forward-looking statements are set forth in DFR’s annual report on Form 10-K for the year ended December 31, 2007 and DFR’s other public filings with the SEC and public statements by DFR. Readers of this press release are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)

	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$113,733	$72,523
Due from broker, including zero and $176,650 of securities pledged—at fair value	270,630	257,818
Restricted cash and cash equivalents	47,125	27,243
Available-for-sale securities, including $4,884,023 and $7,366,770 pledged—at fair value	4,897,972	7,941,091
Trading securities, including $733,782 and $89,108 pledged—at fair value	1,444,505	94,019
Other investments	5,472	6,382
Derivative assets	4,537	55,624
Loans held for sale	267,335	282,768

Loans	466,360	432,335
Allowance for loan losses	(5,300)	(2,000)

Loans, net of allowance for loan losses	461,060	430,335

Investment advisory fee receivable	6,409	—
Interest receivable	39,216	51,627
Other receivable	22,912	18,362
Prepaid assets	14,721	12,199
Fixed assets, net	10,447	—
Intangible assets, net	83,225	—
Goodwill	98,670	—

TOTAL ASSETS	$7,787,969	$9,249,991

LIABILITIES
Repurchase agreements, including $20,528 and $46,858 of accrued interest	$5,303,865	$7,372,035
Due to broker	879,215	158,997
Dividends payable	21,944	21,723
Derivative liabilities	156,813	21,456
Interest payable	28,683	33,646
Accrued liabilities and other liabilities	35,652	3,597
Short-term debt	1,693	—
Long-term debt	775,368	948,492
Management and incentive fee payable to related party	—	1,092

TOTAL LIABILITIES	7,203,233	8,561,038

Series A cumulative convertible preferred stock, $0.001 par value; 14,999,992 shares, par value $.001 per share	116,162	—

STOCKHOLDERS’ EQUITY
Common stock, par value $0.001:
500,000,000 shares authorized; 51,655,317 and 51,721,903 shares issued and outstanding (including zero and 134,616 restricted shares)	51	51
Additional paid-in capital	748,216	748,803
Accumulated other comprehensive loss	(83,783)	(47,159)
Accumulated deficit	(195,910)	(12,742)

TOTAL STOCKHOLDERS’ EQUITY	468,574	688,953

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,787,969	$9,249,991

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share amounts)

	Three months ended Dec 31,		Twelve months ended Dec 31,
	2007	2006	2007	2006
REVENUES
Net interest income:
Interest income	$114,725	$122,286	$492,901	$459,298
Interest expense	93,041	99,374	393,387	372,615

Net interest income	21,684	22,912	99,514	86,683

Provision for loan losses	(1,500)	(2,000)	(8,433)	(2,000)

Net interest income after provision for loan losses	23,184	24,912	107,947	88,683

Investment advisory fees	1,455	—	1,455	—

Total net revenues	24,639	24,912	109,402	88,683

EXPENSES
Management fee expense to related party	2,671	4,676	12,141	15,696
Incentive fee expense to related party	—	16	2,185	3,335
Compensation and benefits	1,309	—	1,309	—
Depreciation and amortization	297	—	297	—
Professional services	1,474	665	4,309	2,179
Insurance expense	203	167	751	718
Other general and administrative expenses	940	484	2,821	1,810

Total expenses	6,894	6,008	23,813	23,738

OTHER INCOME AND GAIN (LOSS)
Net gain (loss) on available-for-sale securities	(91,426)	(2,297)	(112,296)	2,790
Net gain (loss) on trading securities	12,899	(533)	15,496	750
Net gain (loss) on loans	(7,569)	312	(14,550)	1,167
Net gain (loss) on derivatives	(40,903)	2,440	(55,746)	5,664
Dividend income and other net gain (loss)	3,332	(539)	3,117	265

Net other income and gain (loss)	(123,667)	(617)	(163,979)	10,636

Income (loss) before income tax expense	(108,922)	14,287	(95,256)	71,581
Income tax expense (benefit)	1,100	(398)	980	6

Net income (loss)	(110,022)	14,685	(96,236)	71,575

Less: Cumulative convertible preferred stock dividends and accretion	355	—	355	—

Net income (loss) attributable to common stockholders	$(110,377)	$14,685	$(96,591)	$71,575

NET INCOME (LOSS) PER SHARE—Basic	$(2.14)	$0.29	$(1.87)	$1.39

NET INCOME (LOSS) PER SHARE—Diluted	$(2.14)	$0.28	$(1.87)	$1.39

WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING — Basic	51,622,150	51,457,517	51,606,247	51,419,191
WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING — Diluted	51,622,150	51,659,648	51,606,247	51,580,780

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES
BOOK VALUE Calculations
(In thousands, except per share amounts)

Calculation of pro-forma book value per share:
Stockholders’ Equity as of December 31, 2007	$468,574	A

Total common stock outstanding as of December 31, 2007	51,655	B

Book value per share as of December 31, 2007 (A/B)	$9.07	C
Dividend per share declared in December 2007	0.42	D

Adjusted book value per share (C+D)	$9.49

Calculation of diluted book value per share as of December 31, 2007:
Stockholders’ Equity as of December 31, 2007	$468,574
Series A cumulative convertible preferred stock (subject to stockholder approval)	116,162

Equity assuming conversion of Series A	$584,736	E

Total common stock outstanding as of December 31, 2007	51,655
Assumed conversion of Series A cumulative convertible preferred stock to common stock	15,000

	66,655	F

Diluted book value per share as of December 31, 2007 (E/F)	$8.77

The Company believes that the presentation of adjusted book value and diluted book value per share is useful to investors because it provides the potential impacts of conversion of the Series A cumulative convertible preferred stock which is subject to a vote of the stockholders on March 11, 2008 as well as the impact of declaring two dividends during the fourth quarter to clarify period over period comparisons.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES EFFECTIVE RATE
AND NET RETURN ANALYSIS (1)
(Dollars in thousands)

	Three months ended
	December 31, 2007			Sep 30, 2007	Inc / (Dec)
	Average	Interest	Effective	Effective	Effective
	Balance (2)	Income	Rate (3)	Rate (3)	Rate (3)
RMBS (4)	$6,899,314	$88,409	5.13%	5.04%	0.08%
Assets held in CLO (Market Square)	286,773	5,880	8.20%	8.17%	0.03%
Assets held in CLO (Middle Market)	309,264	9,682	12.52%	13.82%	(1.30)%
ABS held in CDO (Pinetree)	297,060	5,131	6.91%	7.20%	(0.30)%
Other corporate debt	199,565	5,623	11.27%	12.85%	(1.58)%

Total investments	$7,991,976	$114,725	5.74%	5.69%	0.05%

	Average	Interest	Effective	Effective	Effective
	Balance (2)	Expense	Rate (3)	Rate (3)	Rate (3)

Repurchase agreements (5) (6)	$6,337,243	$76,331	4.82%	4.59%	0.22%
Market Square long-term debt	276,000	4,119	5.97%	6.11%	(0.14)%
Middle Market long-term debt	231,000	3,821	6.62%	7.86%	(1.24)%
Pinetree long-term debt (5)	287,335	4,428	6.16%	6.61%	(0.45)%
Revolving warehouse facility	75,185	1,402	7.46%	6.15%	1.31%
Deerfield Capital Mgt borrowings (DCM)	9,805	243	9.91%	0.00%	n.m.
Trust preferred securities (TPS)	123,717	2,697	8.72%	8.86%	(0.14)%

Total borrowings	$7,340,285	$93,041	5.07%	4.88%	0.19%

Net return on average investment		Net Interest Income (7)	Net Return (8)	Net Return (8)	Net Return (8)

RMBS (5)		$12,078	0.70%	0.83%	(0.13)%
Assets held in CLO (Market Square)		1,761	2.46%	2.46%	0.00%
Assets held in CLO (Middle Market)		5,861	7.58%	7.79%	(0.21)%
ABS held in CDO (Pinetree) (5)		703	0.95%	0.93%	0.02%
Other corporate debt		4,221	8.46%	9.34%	(0.88)%

Total net return before TPS and DCM		24,624	1.23%	1.34%	(0.11)%
TPS and DCM		(2,940)	-0.16%	-0.12%	(0.04)%

Total net return		$21,684	1.07%	1.22%	(0.15)%

Net return on average net investment		Average Net Investment	Net Return (9)	Net Return (9)	Net Return (9)

RMBS (5)		$562,071	8.60%	9.95%	(1.35)%
Assets held in CLO (Market Square)		24,000	29.35%	30.32%	(0.97)%
Assets held in CLO (Middle Market)		69,000	33.98%	25.47%	8.51%
ABS held in CDO (Pinetree) (5)		12,000	23.43%	23.50%	(0.07)%
Other corporate debt		124,380	13.57%	21.77%	(8.20)%

Total net return (including TPS and DCM)		$791,451	10.96%	12.28%	(1.32)%

(1)	This supplemental information is subject to various significant limitations, including that it is being provided solely for general informational purposes; it is based on unaudited financial information; it is subject to revision; the past results presented are not necessarily indicative of future results; the company makes no representation about the appropriateness of the information in making investment decisions; the portfolio instruments that constitute each asset category reflect subjective judgments by the company and are subject to change; the information is qualified in its entirety by the following documents available on our website—the company’s subsequent quarterly reports on Form10-Q filed with the SEC, and the “Notes to Press Release” included with this announcement.

(2)	Average balance is calculated based on the month-end balances with the exception of some of the Other alternative assets, which are based on daily balances. Available-for-sale securities are included in this analysis using historical cost while all other balances are at carrying value. Average balances exclude any unsettled purchases and sales.

(3)	Effective rate is calculated by dividing Interest income or Interest expense by the respective Average balance. The effective rate is annualized.

(4)	RMBS includes interest earning cash and short-term investments not held in a CLO.

(5)	This calculation includes the impact of designated hedging activity (including increases/(decreases) in interest expense due to ineffectiveness of $3,149 for RMBS and $0 for Pinetree for the three months ending December 31, 2007, $1,112 for RMBS and $259 for Pinetree for the three months ended September 30, 2007 and margin borrowing.

(6)	Repurchase agreements include an immaterial amount related to Other alternative assets, however, these amounts are included in the RMBS Net return calculations.

(7)	Net interest income excludes all Other income and gain (loss), Provision for loan losses and Expenses reported in the company’s Consolidated Statements of Operations.

(8)	Net return on average investment is calculated by dividing Net interest income by the investment Average balance and the return is annualized.

(9)	Net return on average net investment is calculated by dividing the Net interest income by the respective average net investment. Average net investment is calculated for RMBS and Other alternative assets by taking their investment Average balance less the respective borrowings Average balance. Net investment for the Assets held in CLO (Market Square), Assets held in CLO (Middle Market) and ABS held in CDO is their initial equity of $24,000, $69,000 and $12,000, respectively. The Return on average net investment is annualized.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES
ESTIMATED REIT TAXABLE INCOME (UNAUDITED)
(In thousands, except share and per share amounts)

					12 Months
	3 Months Ended				Ended
	Mar 31,	Jun 30,	Sept 30,	Dec 31,	Dec 31,
	2007	2007	2007	2007	2007

GAAP net income	$22,527	$14,494	$(23,235)	$(110,022)	$(96,236)

Adjustments to GAAP net income:
Difference in rate of amortization and accretion	915	578	498	(813)	1,178
Interest income on non-accrual loans	290	296	295	1,263	2,144

Amortization of terminated swaps	67	71	83	79	300
Write-off/(Amortization) of financing element in Pinetree swap — net	(43)	(39)	(34)	3,393	3,277
Tax hedge/GAAP trading swap adjustments	—	—	—	(3,874)	(3,874)
Unrealized (gain) loss — hedging	(22)	(262)	369	2,159	2,244

Provision for loan losses	1,800	—	—	1,500	3,300

Stock and options grant	31	147	(457)	(1,087)	(1,366)

Offshore TRS book / tax differences	—	—	—	(1,682)	(1,682)
Write-off Pinetree debt issuance costs	—	—	—	(4,415)	(4,415)

Tax capital losses in excess of capital gains	—	—	17,444	12,774	30,218
Security basis difference recognized upon sale	160	(85)	(6,886)	(16,262)	(23,073)
Unrealized impairment of available-for sale securities	202	—	16,365	92,992	109,559
Other unrealized (gain) loss	(2,516)	5,064	19,583	44,821	66,952
Gain on intercompany sale eliminated for GAAP	(12)	(12)	1,317	38	1,331
Exclusion of taxable REIT subsidiary net income	(532)	217	505	(2,694)	(2,504)
Provision for income taxes	—	—	—	980	980
Other book/tax adjustments	19	49	28	16	112

Net adjustments to GAAP net income	359	6,024	49,110	129,188	184,681

Estimated REIT taxable income	$22,886	$20,518	$25,875	$19,166	$88,445

Weighted average diluted shares	51,763,464	51,759,376	51,732,705	51,622,150	51,606,247

Taxable earnings per diluted share (1)	$0.44	$0.40	$0.50	$0.37	$1.71

(1)	Quarters may not sum to period-to-date due to the calculation of earnings per share for each period on a stand-alone basis.
The company believes that the presentation of estimated REIT taxable income is useful because it indicates the estimated minimum amount of distributions it must make in order to avoid corporate level income tax. However, beyond its intent to distribute to stockholders at least 90% of REIT taxable income on an annual basis in order to maintain our REIT qualification, the company does not expect that the amount of distributions it makes will necessarily correlate to estimated REIT taxable income. Rather, the company expects to determine the amount of distributions to make based on cash flow, GAAP net income and what it believes to be an appropriate and competitive dividend yield relative to other specialty finance companies and mortgage REITs. Estimated REIT taxable income will not necessarily bear any close relation to cash flow. Accordingly, the company does not consider estimated REIT taxable income to be a reliable measure of liquidity although the related distribution requirement can impact liquidity and capital resources. Moreover, there are limitations associated with estimated REIT taxable income as a measure of financial performance over any period, and the presentation of estimated REIT taxable income may not be comparable to similarly titled measures of other companies, which may use different calculations. As a result, estimated REIT taxable income should not be considered as a substitute for GAAP net income as a measure of financial performance.